                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                 OPTIONAL GUARANTEED LIVING BENEFIT ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Subject to the terms and conditions set forth herein this optional Guaranteed Living Benefit Endorsement provides for guaranteed income over the lifetime of the Covered Person(s). You may take Withdrawals under the Guaranteed Living Benefit as prescribed by this Endorsement while this Endorsement is in effect.

                              ENDORSEMENT DATA PAGE


COVERED PERSON(S):                    [John Doe
                                      Jane Doe]
ENDORSEMENT EFFECTIVE DATE:           [November 1, 2009]

ELIGIBLE PURCHASE PAYMENTS:           1.   [100%] of Purchase Payments received in the [1st] Contract
                                           Year; and
                                      2.   Purchase Payments received in each of Contract Years [2-5], capped each year at an amount equal to [200%] of the
                                           Purchase Payments received in Contract Year [1].

[GROSS] PURCHASE PAYMENT LIMIT:       The sum of [Eligible] Purchase Payments cannot exceed [$1,500,000]
                                      without prior Company approval

[SECURE VALUE ACCOUNT ALLOCATION:     [10%] of every [Eligible] Purchase Payment(s)], Spousal
                                      Beneficiary Contribution, and Payment Enhancements if applicable]

ENDORSEMENT FEE:

The Endorsement Fee is assessed against the Income Base and deducted from the Contract Value at the end of each Benefit [Quarter]. The Initial Annual Fee Rate is guaranteed not to change for the [first] Benefit [Year]. After the [first] Benefit [Year], on each Benefit [Quarter Anniversary], we will (1) deduct the fee in effect for the previous Benefit [Quarter]; and (2) determine the fee rate applicable to the next Benefit [Quarter]. The fee rate can increase or decrease each Benefit [Quarter], subject to the minimums and maximums in the table below:


   NUMBER OF COVERED      INITIAL ANNUAL   MAXIMUM ANNUAL    MINIMUM ANNUAL     MAXIMUM ANNUALIZED
      PERSONS ON             FEE RATE         FEE RATE         FEE RATE        FEE RATE INCREASE OR
      ENDORSEMENT                                                              DECREASE EACH BENEFIT
    EFFECTIVE DATE                                                                    QUARTER*
 ---------------------   ----------------  ---------------  ----------------   ----------------------
 One Covered Person           [1.10%]          [2.20%]          [0.60%]             +/- [0.25%]

 Two Covered Persons          [1.35%]          [2.70%]          [0.60%]             +/- [0.25%]

 *The fee rate can increase or decrease no more than [0.0625%] each quarter [(0.25%/4)].

[[GROSS] INCOME CREDIT PERCENTAGE:     [6%]]

[INCOME CREDIT PERIOD:                 Beginning on the Endorsement Effective Date
                                       and ending [12] years later]

     MAXIMUM ANNUAL WITHDRAWAL [AND PROTECTED INCOME PAYMENT] PERCENTAGES:

[AGE AT FIRST WITHDRAWAL]       MAXIMUM ANNUAL WITHDRAWAL    [PROTECTED INCOME PAYMENT
                                       PERCENTAGE                   PERCENTAGE
                              ---------------------------------------------------------
                              [(ONE COVERED    [(TWO COVERED     [(ONE OR TWO COVERED
                                PERSON)]         PERSONS)]           PERSON(s)
---------------------------------------------------------------------------------------
[Less than Age 65]               [6.0%]           [5.5%]                [3.0%]

[Age 65 and older]               [6.0%]           [5.5%]                [4.0%]]

[MINIMUM INCOME BASE:        [200%] of [Eligible Purchase Payments received in the [1st] Benefit
                             [Year]] [effective on the [12th] Benefit [Year] Anniversary provided no Withdrawals are taken before the [12th] Benefit [Year]
                             Anniversary.]

                                   DEFINITIONS

For purposes of this Endorsement, the following definitions apply. Terms not defined in this Endorsement shall have the same meaning as defined in the Contract.

AGE
The attained age as of the Covered Person's last birthday. If there are two Covered Persons on the Endorsement Data Page, the Age of the younger Covered Person or in the event of the death of one Covered Person, the surviving Covered Person as of their last birthday.

BENEFIT ANNIVERSARY VALUE
The Contract Value including any applicable Payment Enhancement(s) or Spousal Beneficiary Continuation contribution minus cumulative Ineligible Purchase Payments, as measured on each Benefit [Year] Anniversary.

[BENEFIT [QUARTER]
Each consecutive [3 month] period starting on the Endorsement Effective Date.]

[BENEFIT [QUARTER] ANNIVERSARY
The date following each consecutive [3 month] period starting on the Endorsement Effective Date. [If the next Benefit [Quarter] Anniversary is on any non-business day of the month [for which there is no corresponding date] the Benefit [Quarter] Anniversary will be deemed to be the following business day.]]

[BENEFIT [YEAR]
Each consecutive [one] [year] period starting on the Endorsement Effective
Date.]

[BENEFIT YEAR ANNIVERSARY
The date on which each Benefit Year begins.]

CONTRACT YEAR
Each consecutive one year period starting on the Contract Date.

COVERED PERSON(S)
The person(s) named on the Endorsement Data Page whose lives are used to determine the amount and duration of Withdrawals.

ELIGIBLE PURCHASE PAYMENTS
Purchase Payments or portions thereof made on or after the Endorsement Effective Date as shown on the Endorsement Data Page that are included in the calculation of the Income Base. If this Endorsement is added after the Contract Date, for purposes of determining the Income Base, [Income Credit Base, if applicable], [and Minimum Income Base, if applicable,] [the Contract Value on the Endorsement Effective Date is considered the initial Eligible Purchase Payment.] [and Purchase Payments added prior to the Endorsement Effective Date are not considered Eligible Purchase Payments]. The calculation of Eligible Purchase Payments does not include Payment Enhancements, [Income Credits,] or Spousal Beneficiary Continuation contribution, if any.

ENDORSEMENT EFFECTIVE DATE
The date when this Endorsement becomes effective as shown on the Endorsement Data Page.

EXCESS WITHDRAWAL
Any Withdrawal in a Benefit [Year] taken after the Maximum Annual Withdrawal Amount has been withdrawn, or any portion of a Withdrawal that causes the total Withdrawals in a Benefit [Year] to exceed the Maximum Annual Withdrawal Amount.

HIGHEST ANNIVERSARY VALUE
The Benefit Anniversary Value that is the greater of (1) all Benefit Anniversary Values; and (2) [Eligible] Purchase Payments, while this Endorsement is effective and the Contract Value is greater than zero.

INCOME BASE
The Income Base is used to determine the Endorsement Fee, the Maximum Annual Withdrawal Amount and the [Protected Income Payment].

[INCOME CREDIT
An amount that may be added to the Income Base during the Income Credit Period [that is equal to the [Net] Income Credit Percentage multiplied by the Income Credit Base.]]

[INCOME CREDIT BASE
A factor which is used to determine the amount of any Income Credit during the Income Credit Period.]

[INCOME CREDIT PERIOD
The period of time over which We calculate an Income Credit that may be added to the Income Base.]

INELIGIBLE PURCHASE PAYMENTS
Purchase Payments or portions thereof that are not included in the calculations of the Income Base[, Minimum Income Base,] [and the Income Credit Base].

MAXIMUM ANNUAL WITHDRAWAL AMOUNT
The maximum amount that may be withdrawn each Benefit [Year] while the Contract Value is greater than zero without reducing the Income Base [and the Income Credit Base, if applicable.]

MAXIMUM ANNUAL WITHDRAWAL PERCENTAGE
The percentage, as referenced on the Endorsement Data Page used to determine the Maximum Annual Withdrawal Amount available for Withdrawal each Benefit [Year] while the Contract Value is greater than zero and the Covered Person(s) is living.

[MINIMUM INCOME BASE
The guaranteed minimum amount to which the Income Base [and the Income Credit Base, if applicable,] could be increased on a specified Benefit [Year] Anniversary provided no Withdrawals are taken before the [12th] Benefit [Year] Anniversary.]

[NET INCOME CREDIT PERCENTAGE
A percentage calculated as the difference between the [Gross] Income Credit Percentage as shown on the Endorsement Data Page, and the percentage calculated as the sum of all Withdrawals taken during the preceding Benefit [Year] divided by the Income Base before determining the Income Base for the next Benefit [Year]].

[PROTECTED INCOME PAYMENT
The amount to be paid each [year] over the remaining lifetime of the Covered Person(s) after the Contract Value is reduced to zero but the Income Base is still greater than zero.]

[PROTECTED INCOME PAYMENT PERCENTAGE
The percentage, as referenced on the Endorsement Data Page, used to determine the Protected Income Payment.]

YOU, YOUR
The Covered Person(s) under this Endorsement.

                      GUARANTEED LIVING BENEFIT PROVISIONS

The Guaranteed Living Benefit described in this Endorsement provides for guaranteed Withdrawals over the lifetime of the Covered Person(s), subject to the following provisions:

CALCULATION OF THE FACTORS OF THE GUARANTEED LIVING BENEFIT
To determine the Guaranteed Living Benefit, We use the following factors: Income Base, [Income Credit Base, Income Credit, [Net] Income Credit Percentage, Income Credit Period, Minimum Income Base,] and Maximum Annual Withdrawal Amount. These factors are not used in the calculation of the Contract Value or any other benefits under the Contract.

CALCULATION OF THE INCOME BASE

     CALCULATION OF THE INCOME BASE IF THE ENDORSEMENT IS ELECTED ON THE CONTRACT DATE
     If this Living Benefit is elected on the Contract Date, the initial Income Base is equal to the initial Eligible Purchase Payment.

     CALCULATION OF THE INCOME BASE IF THE ENDORSEMENT IS ELECTED AFTER THE CONTRACT DATE
     If this Living Benefit is elected after the Contract Date, the initial Income Base is [the Contract Value on the Endorsement Effective Date,] which is considered the initial Eligible Purchase Payment and is subject to the [Eligible] Purchase Payment limits shown on the Endorsement Data Page.

THEREAFTER, ON EACH BENEFIT [YEAR] ANNIVERSARY, THE INCOME BASE IS AUTOMATICALLY INCREASED TO THE GREATER OF (a), OR (b) WHERE:

     (a) is the Highest Anniversary Value; and

     (b) [is the current Income Base[, plus the Income Credit, if any].

The Income Base will continue to be calculated on each Benefit [Year] Anniversary while this Endorsement is in effect and both the Contract Value and Income Base are greater than zero.

[CALCULATION OF THE INCOME CREDIT BASE

     CALCULATION OF THE INCOME CREDIT BASE IF THE ENDORSEMENT IS ELECTED ON THE CONTRACT DATE
     The Income Credit Base is used to calculate the amount of the Income Credit [during the Income Credit Period]. If this Living Benefit is elected on the Contract Date, the initial Income Credit Base is equal to the initial Eligible Purchase Payment.

     CALCULATION OF THE INCOME CREDIT BASE IF THE ENDORSEMENT IS ELECTED AFTER THE CONTRACT DATE
     If this Living Benefit is elected after the Contract Date, the initial Income Credit Base is [the Contract Value on the Endorsement Effective Date,] which is considered the initial Eligible Purchase Payment and is subject to the [Eligible] Purchase Payment limits shown on the Endorsement Data Page.

THEREAFTER, THE INCOME CREDIT BASE IS INCREASED AND DECREASED AS FOLLOWS:

INCREASES IN THE INCOME CREDIT BASE
The Income Credit Base increases each time Eligible Purchase Payments are made. [The Income Credit Base also increases to the Highest Anniversary Value when the Income Base is increased to the Highest Anniversary Value.]

DECREASES IN THE INCOME CREDIT BASE
The Income Credit Base decreases each time an [Excess] Withdrawal is taken, in the same proportion by which the Contract Value is reduced [by the amount in excess of the Maximum Annual Withdrawal Amount.]]

[CALCULATION OF THE INCOME CREDIT
On each Benefit [Year] Anniversary during the Income Credit Period, [if [Excess] Withdrawals were not taken during the previous Benefit Year,] the Income Credit is determined by multiplying the [Net] Income Credit Percentage by the Income Credit Base. If any [Excess] Withdrawals were taken in the previous Benefit [Year], then the Income Credit is reduced to [zero] [for that Benefit Year].]

[CALCULATION OF THE MINIMUM INCOME BASE

     CALCULATION OF THE MINIMUM INCOME BASE IF THE ENDORSEMENT IS ELECTED ON THE CONTRACT DATE
     If this Living Benefit is elected on the Contract Date, the Minimum Income Base is as shown on the Endorsement Data Page.

     CALCULATION OF THE MINIMUM INCOME BASE IF THE ENDORSEMENT IS ELECTED AFTER THE CONTRACT DATE
     If this Living Benefit is elected after the Contract Date, the Minimum Income Base is [200% of] [the Contract Value on the Endorsement Effective Date,] which is considered the initial Eligible Purchase Payment and is subject to the [Eligible] Purchase Payment limits shown on the Endorsement Data Page.

The Income Base [and Income Credit Base, if applicable,] will be increased to at least the Minimum Income Base on the [12th] Benefit [Year] Anniversary, provided no Withdrawals are taken prior to that anniversary. If You are eligible for the Minimum Income Base, the Income Base on the [12th] Benefit [Year] Anniversary] is the greater of (a) or (b), where:

     (a) is the current Income Base; and

     (b) is the Minimum Income Base.]

CALCULATION OF THE MAXIMUM ANNUAL WITHDRAWAL AMOUNT
The Maximum Annual Withdrawal Amount is calculated by multiplying the Income Base by the Maximum Annual Withdrawal Percentage as shown on the Endorsement Data Page [,which is determined by Your Age at the time You first take a Withdrawal from Your Contract].

Withdrawals during a Benefit [Year] that in total are less than or equal to the Maximum Annual Withdrawal Amount will not reduce the Maximum Annual Withdrawal Amount and the Income Base, [and the Income Credit Base if applicable]. [If you take an [Excess] Withdrawal in a Benefit [Year], the Income Credit is reduced to zero for that Benefit [Year].] If You choose to take less than the Maximum Annual Withdrawal Amount in any Benefit [Year], You may not carry over the unused amount for withdrawal in subsequent Benefit [Years]. Your Maximum Annual Withdrawal Amount in any year will not be recalculated solely as a result of taking less than the entire Maximum Annual Withdrawal Amount in the prior year.

Withdrawals taken under this Living Benefit are treated like any other Withdrawal under the Contract for purposes of calculating Contract Value, including any fees and charges applicable to such Withdrawals and any other benefits under the Contract. In any Benefit [Year], Withdrawals up to Maximum Annual Withdrawal Amount are free of Withdrawal Charges.

[CALCULATION OF THE PROTECTED INCOME PAYMENT
If the Contract Value is reduced to zero due to unfavorable investment performance, Withdrawal up to the Maximum Annual Withdrawal Amount, if you live longer than expected, or any combination of these factors, but the Income Base is still greater than zero, the Protected Income Payment is calculated by multiplying the Income Base by the applicable Protected Income Payment Percentage, [which is determined by Your Age at the time You first take a Withdrawal from Your Contract], as shown on the Endorsement Data Page. You will receive the Protected Income Payment each year for the remaining lifetime of the Covered Person(s).]

INCREASES AND DECREASES IN THE INCOME BASE AND THE IMPACT TO YOUR MAXIMUM ANNUAL WITHDRAWAL AMOUNT

INCREASES IN THE INCOME BASE
The Income Base is increased anytime an Eligible Purchase Payment is allocated to Your Contract. The Income Base is also increased [by any available Income Credit on any Benefit [Year] Anniversary during the Income Credit Period, or] as a result of a Highest Anniversary Value being achieved resulting in the Income Base being stepped up on a Benefit [Year] Anniversary. [In addition, the Income Base can also be increased to the Minimum Income Base on the [12th] Benefit] [Year Anniversary], provided no Withdrawals are taken before the [12th] Benefit [Year] Anniversary].] In any Benefit [Year] during which Eligible Purchase Payments are allocated to Your Contract, any remaining Withdrawals of the Maximum Annual Withdrawal Amount will be based on the increased Maximum Annual Withdrawal Amount reduced by Withdrawals previously taken in that Benefit [Year]. If the Income Base is increased on a Benefit [Year] Anniversary, the Maximum Annual Withdrawal Amount will be recalculated on that Benefit [Year] Anniversary, applicable to the coming Benefit [Year], by multiplying the increased Income Base by the applicable Maximum Annual Withdrawal Percentage. The Endorsement Fee will be assessed on the increased Income Base.

DECREASES IN THE INCOME BASE
Excess Withdrawals reduce Your Income Base on the date the Excess Withdrawal occurs. Any Excess Withdrawal in a Benefit [Year] reduces the Income Base in the same proportion by which the Contract Value is reduced by the Excess Withdrawal. As a result of a reduction of the Income Base, the Maximum Annual Withdrawal Amount will also be reduced. The new Maximum Annual Withdrawal Amount will be equal to the reduced Income Base multiplied by the applicable Maximum Annual Withdrawal Percentage. The last recalculated Maximum Annual Withdrawal Amount in a given Benefit [Year] is available for Withdrawal at the beginning of the next Benefit [Year] and may be lower than the previous Benefit [Year's] Maximum Annual Withdrawal Amount. When the Contract Value is less than the Income Base, Excess Withdrawals will reduce the Income Base by an amount which is greater than the amount of the Excess Withdrawal. [In addition, no Income Credit will be added to the Income Base in that Benefit [Year].]

REQUIRED MINIMUM DISTRIBUTIONS
This provision applies ONLY to the Contract to which this Endorsement is attached. If you are taking Required Minimum Distributions and the Required Minimum Distribution amount, based only on this Contract, is greater than the Maximum Annual Withdrawal Amount in any given Benefit [Year], no portion of the Required Minimum Distribution will be treated as an Excess Withdrawal provided you enroll in the Company's systematic withdrawal program for Required Minimum Distributions. However, any portion of a Withdrawal in a Benefit [Year] that is more than the greater of both the Maximum Annual Withdrawal Amount and the Required Minimum Distribution amount will be considered an Excess Withdrawal for the purpose of the recalculation of the [Income Credit Base,] Income Base and Maximum Annual Withdrawal Amount. [Furthermore, the Income Credit will be reduced to zero if total [Excess] Withdrawals taken in any Benefit [Year][,[including Required Minimum Distributions,] are in excess of the Maximum Annual Withdrawal Amount.]]

IF YOUR CONTRACT VALUE IS REDUCED TO ZERO
If Your Contract Value is reduced to zero because of an Excess Withdrawal, no further benefits will be payable under this Endorsement or the Contract, and Your Contract along with the Endorsement will terminate. However, if Your Contract Value is reduced to zero due to unfavorable investment performance and/or fees, Withdrawal up to the Maximum Annual Withdrawal Amount, if you live longer than expected, or any combination of these factors, and the Income Base is greater than zero, We will pay the remaining Maximum Annual Withdrawal Amount for that Benefit [Year] in the same frequency withdrawals had been taken, i.e. monthly or quarterly. Thereafter, we will pay the [Protected Income Payment] over the remaining lifetime of the Covered Person(s) which will be calculated by multiplying the Income Base by the[ Protected Income Payment Percentage], as shown on the Endorsement Data Page.

Because the Contract Value has been reduced to zero, the Income Base will no longer be increased to the Highest Anniversary Value [nor will Income Credits be applied, if applicable]. In addition, all other benefits under the Contract, will be terminated and You may no longer make subsequent Purchase Payments or transfers, and no Death Benefit is payable.

When the Contract Value equals zero and the Income Base is greater than zero, to receive any remaining Living Benefit, you must select one of the following options:

     1. The [Protected Income Payment], divided equally and paid on a [monthly, quarterly, semi-annual or annual] frequency as selected by You until the date of Your death(s); or

     2.   Any payment option mutually agreeable between You and Us.

Once You elect a payment option, it cannot be changed. If You do not select a payment option above, the remaining benefit will be paid as an amount based on the [Protected Income Payment Percentage]. This amount will be divided equally and paid on a [quarterly] basis until the date of death of the Covered Person(s).

LATEST ANNUITY DATE
If the Contract Value and the Income Base are greater than zero on the Latest Annuity Date, You must select one of the following options:

     1. Annuitize the Contract Value under the Annuity Provisions of the Contract; or

     2. Elect to receive the [Protected Income Payment,] as of the Latest Annuity Date, divided equally and paid on a [monthly, quarterly, semi-annual or annual] frequency as selected by You until the date of death of the Covered Person(s); or

     3.   Any payment option mutually agreeable between You and Us.

If You do not select an option listed above, on the Latest Annuity Date, We may annuitize the Contract Value in accordance with Annuity Provisions of the Contract, [Options 3 and 3V with 120 Monthly Payments Guaranteed] or payments that do not exceed Your life expectancy as required by the IRS.

INVESTMENT REQUIREMENTS
In addition to the Secure Value Account Allocation, we require that you allocate your Purchase Payment(s), Spousal Continuation Contribution, and Payment Enhancements, if applicable, and Contract Value in accordance with established requirements stated in the Prospectus. We require enrollment in a [quarterly] automatic asset rebalancing program that complies with the investment requirements. In addition to [quarterly] asset rebalancing, We will initiate rebalancing in accordance with your most current and compliant automatic asset rebalancing instructions on file after any Withdrawal or transfer You initiate.

[SECURE VALUE ACCOUNT ALLOCATION
The Secure Value Account Allocation as shown on the Endorsement Data Page, is required only while the Endorsement is effective. Amounts allocated to the Secure Value Account are not subject to the Separate Account Charge. Amounts allocated to the Secure Value Account may not be transferred to any other investment option as long as the Endorsement is effective and We will not rebalance amounts allocated to the Secure Value Account in accordance with the automatic asset rebalancing program. You may not transfer into or out of the Secure Value Account. You may not request the entire amount of any withdrawal to be deducted solely from the Secure Value Account. Rather, any Withdrawal reduces the amount invested in the Secure Value Account in the same proportion that the Withdrawal reduces the Contract Value.]

TERMINATION OF WITHDRAWALS OVER TWO LIVES
If there are two Covered Persons on the Endorsement Effective Date, Withdrawals guaranteed for the life of one of the Covered Persons will terminate if:

     1. One of the two Covered Persons is removed from the Endorsement due to any reason other than death; or

     2. The Covered Persons are no longer married at the time of death of the first Covered Person.

Termination of Withdrawals guaranteed for the life of one Covered Person does not impact any other terms and conditions of this Endorsement, including the applicable Endorsement Fee, which is based on the number of Covered Persons on this Endorsement Effective Date.

[CANCELLATION OF THE GUARANTEED LIVING BENEFIT
You cannot cancel this Endorsement [in the first [5] Benefit [Years] unless You surrender Your Contract. You may cancel this Endorsement as detailed below. The Guaranteed Living Benefit may not be re-elected or reinstated after a cancellation].

CANCELLATION EFFECTIVE DATE
If Your cancellation request is received:

     1. In the first [5] Benefit [Year]s, the cancellation is effective [on the [5th] Benefit [Year Anniversary;]

     2. In any Benefit [Year] after the [5th] Benefit [Year] Anniversary,] the cancellation is effective [on the Benefit [Quarter] Anniversary] following Our receipt of the cancellation request.]

THIS ENDORSEMENT AND THE ENDORSEMENT FEE WILL CANCEL AUTOMATICALLY UPON THE OCCURRENCE OF ONE OF THE FOLLOWING:

     1. Death of the Covered Person, or if there were two Covered Persons, upon the death of the surviving Covered Person; or

     2.   A Death Benefit is paid resulting in the Contract being terminated; or

     3.   The Contract is annuitized; or

     4. An Excess Withdrawal that reduces the Contract Value and Income Base to zero; or

     5.   Any change occurs that removes all Covered Persons from the Contract;
          or

     6.   The Contract is cancelled or surrendered for any reason.

On the Cancellation Effective Date, amounts allocated to the Secure Value Account will be automatically transferred to a [1-Year Fixed Account option], if available, [or the Cash Management Variable Portfolio]. You may no longer allocate Purchase Payments to the Secure Value Account after cancellation. From the day following the automated transfer, you may transfer this amount to another available investment option under the Contract for a period of [90] [days] during which the transfer will not count against the annual number of free transfers or incur a transfer fee.

If You cancel the Endorsement or surrender Your Contract while Your Contract Value is greater than zero, We will assess a pro-rata charge for the Endorsement Fee applicable to the Benefit [Quarter] in which the cancellation or surrender occurs if the Contract was cancelled or surrendered before the end of a Benefit [Quarter]. The pro-rated charge is calculated by multiplying the fee by the number of days between the date when the prior fee was last assessed and the date of cancellation or surrender, divided by the number of days between the prior and the next Benefit [Quarter] Anniversaries. Thereafter, You will no longer be charged a fee.

DEATH OF COVERED PERSON(s)
If there is one Covered Person and that person dies, this Endorsement and the Endorsement Fee will be terminated.

If there are two Covered Persons, upon the first death, if the surviving Covered Person elects to continue the Contract, this Endorsement is also continued. Upon the election of continuation, the Endorsement Effective Date and applicable Endorsement Fee based on two Covered Persons will not change.

Signed for the Company to be effective on the Endorsement Effective Date.

SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

/s/ MALLARY L. REZNIK               /s/ JANA W. GREER
------------------------           -------------------
   MALLARY L. REZNIK                 JANA W. GREER
 SENIOR VICE  PRESIDENT               PRESIDENT

                                       7